Exhibit 10.1

May 31, 2011

Rishi A. Varma

4144 Cason Street

Houston, Texas 77005

Dear Rishi:

Subject to the provisions of this letter, we would like to offer you the opportunity to participate in the growth of TPC Group (the “Company”) as a member of our Senior Leadership Team. You will report to Michael T. McDonnell, President and Chief Executive Officer, in the position of Vice President and General Counsel, on or before June 6, 2011.

Base Salary and Target Bonus

Your base salary will be $25,000 per month paid as earned in accordance with the Company’s payroll practices and subject to federal and state withholding taxes. You will also participate in the Company’s Senior Management Incentive Plan, which provides you with eligibility for a target bonus of 50% of your base salary based upon the achievement of Company targets and, to the extent deemed appropriate by the Compensation Committee, individual goals set by the Compensation Committee of the Board of Directors. For calendar year 2011, any payment under the Senior Management Incentive Plan will be prorated based upon your start date.

Long Term Incentive Compensation

You will also be a participant in the Company’s Long Term Incentive Plan (“LTIP”) as follows:

•      Initial Award: As soon as reasonably practicable after June 6, 2011, you will receive a restricted stock unit award with a grant date value of $75,000, which shall vest in its entirety on January 1, 2014, provided that you are employed by the Company on such date.

•      Subsequent Awards: In addition to the foregoing Initial Award, you will be eligible to receive an award under the LTIP for calendar year 2011 with a grant date target value of 50% of your base salary on the date of grant. Such award may come in the form of any of the award vehicles allowed pursuant to the LTIP, with such form to be determined by the Compensation Committee of the Board of Directors.

Each of these awards is anticipated to be documented through the Company’s standard award agreements approved by the Compensation Committee of the Board of Directors and provided to other senior executives of the Company.

Benefits

The Company offers a Discretionary Contribution Plan/401K Plan that provides the opportunity for wealth accumulation on a tax-advantaged basis. The Company also has

Quality Products. Dependable Services.

Corporate Offices

5151 San Felipe, Suite 800

Houston, Texas 77056

713.627.7474

Baytown Operations

4604 West Baker Road

Baytown, Texas 77523

281.424.2551

Houston Operations

8600 Park Place Boulevard

Houston, Texas 77017

713.477.9211

Port Neches Operations

2102 Spur 136

Port Neches, Texas 77651

409.724.4977

www.tpcgrp.com

Corporate Offices

5151 San Felipe, Suite 800

Houston, Texas 77056

713.627.7474

Baytown Operations

4604 West Baker Road

Baytown, Texas 77523

281.424.2551

Houston Operations

8600 Park Place Boulevard

Houston, Texas 77017

713.477.9211

Port Neches Operations

2102 Spur 136

Port Neches, Texas 77651

409.724.4977

www.tpcgrp.com

a full range of insurance benefits, which includes Medical Insurance, Dental Insurance, Life Insurance, LTD Insurance and Medical Spending Account. TPC Group also has salary continuation for short-term illness and a vacation program, which for you will be set at four (4) weeks per calendar year, to be prorated for calendar year 2011 based upon your start date.

Executive Severance Plan

As soon as reasonably practicable, the Compensation Committee shall make you a Tier 1 participant in the Company’s Executive Severance Plan. The terms and conditions of your participation in the Executive Severance Plan are set forth more fully in the plan document as in effect from time to time and will be made available to you on your request.

Contingencies of Offer

This offer is contingent upon your cooperation with the completion of the necessary pre-hire paperwork, satisfactorily completion of a background check as required by the Company and the Transportation Workers Identification Credential (TWIC) Program along with passing a pre-employment drug/alcohol test and physical.

Rishi, as you are aware, the position we have discussed will play an important role in our future plans. We are excited about the opportunities and growth the Company will experience with this position, and we believe your knowledge, experience, and demonstrated skills will fit in well with our plan to grow and add value to TPC Group.

Please feel free to contact me should you have any questions. If you agree to the terms stated herein, please sign below and either return a copy of the executed letter to me or fax a copy to (713) 475-5208.

Sincerely,

/s/ Michael T. McDonnell

President and Chief Executive Officer

ACCEPTED AND AGREED BY:

/s/ Rishi Varma
Rishi Varma

May 31, 2011
Date

Quality Products. Dependable Services.